Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Dividend Advantage
Municipal Fund
811-09135

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012 and then to June 15, 2012.

Voting results for March 30, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class


<c>Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                          4,044,004
                    1,327,676
   Against
                             276,301
                       101,350
   Abstain
                             149,122
                         21,500
   Broker Non-Votes
                          3,598,517
                    1,153,723
      Total
                          8,067,944
                    2,604,249



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
                          4,036,212
                    1,321,726
   Against
                             299,723
                       102,350
   Abstain
                             133,492
                         26,450
   Broker Non-Votes
                          3,598,517
                    1,153,723
      Total
                          8,067,944
                    2,604,249

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
 DEF 14A, accession
number 0001193125-12-092168